Exhibit 99.1
Aspen Technology Appoints David Henshall to its Board of Directors
BEDFORD, Mass. - April 29, 2024 - Aspen Technology, Inc. (AspenTech) (NASDAQ: AZPN), a global leader in industrial software, today announced that David Henshall has been appointed to its Board of Directors.
Mr. Henshall most recently served as Chief Executive Officer at Citrix Systems, Inc., a leading multinational provider of cloud computing and virtualization technology, where he held executive roles for nearly twenty years. Mr. Henshall played a key role in accelerating Citrix’s cloud transition, modernizing the product portfolio to enable more than 11 million subscribers of the company’s SaaS services. Prior to his role as CEO, he served as Chief Operating Officer and Chief Financial Officer at Citrix, overseeing the company’s worldwide finance, operations, and administration organizations.
Before joining Citrix, Mr. Henshall served as Chief Financial Officer of Rational Software Corporation, a software company acquired by IBM Corporation, and held various finance positions at Cypress Semiconductor Corporation and Samsung Semiconductor Corporation.
“I am delighted to welcome David to AspenTech’s Board of Directors,” said Antonio Pietri, President and CEO of AspenTech. “His proven leadership credentials and his successful experience in advancing a customer-first culture will be invaluable to AspenTech as we continue to innovate to best help asset-intensive industries around the world successfully navigate the energy transition.”
“AspenTech is uniquely positioned in the market with unmatched domain expertise and a digital solutions portfolio critical to helping customers across industries and geographies achieve both their operational and sustainability objectives,” said Henshall. “I am honored to join this experienced, innovative and visionary team, and am looking forward to taking on this leadership role.”
An experienced public company board director, Mr. Henshall also actively serves as the Chairman of the board of directors of Everbridge, Inc., is a member of the board of directors HashiCorp, Inc. and Feedzai, Inc, and is a former member of the boards of directors of New Relic, Inc. and LogMeIn, Inc. He holds a bachelor’s degree in business administration from the University of Arizona and a master’s degree in business administration from Santa Clara University.
About AspenTech
Aspen Technology, Inc. (NASDAQ: AZPN) is a global software leader helping industries at the forefront of the world’s dual challenge meet the increasing demand for resources from a rapidly growing population in a profitable and sustainable manner. AspenTech solutions address complex environments where it is critical to optimize the asset design, operation and maintenance lifecycle. Through our unique combination of deep domain expertise and innovation, customers in asset-intensive industries can run their assets safer, greener, longer and faster to improve their operational excellence. To learn more, visit AspenTech.com.
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